Corindus Vascular Robotics, Inc. 8-K

 Exhibit 16.1

March 26, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated March 26, 2019, of Corindus Vascular Robotics, Inc. and are in agreement with the statements contained in Item 4.01 (a) paragraphs two, three, and four therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP